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                                                                    EXHIBIT 10.3

                           TAX ALLOCATION AGREEMENT


        THIS AGREEMENT is made as of the 20th day of March, 1996 between Thermedics Inc., a Massachusetts corporation ("TMD"), and Thermedics Detection Inc., a Massachusetts corporation ("Detection" - The term "Detection" shall refer to Detection and those of its subsidiaries that are at least 80% owned by Thermedics Detection Inc.).


                             PRELIMINARY STATEMENT

        TMD is the parent of an affiliated group of corporations (including Detection) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        TMD owns more than 80% of the issued and outstanding shares of voting common stock of Detection, the only class of stock that Detection is authorized to issue. Detection is required to file consolidated federal income tax returns with TMD.

        TMD is the common parent of an affiliated group of corporations and Detection recognizes that any one of them that sustains a net operating loss or otherwise generates beneficial tax attributes for a taxable period may be deprived of such benefits when offset in that or other periods against income or tax liabilities of the others.

        By this Agreement, the parties desire to set forth the understanding they have reached with respect to the filing of the consolidated United States federal income tax returns. Foreign tax returns are not subject to this Agreement.


                                  AGREEMENTS

        IT IS MUTUALLY agreed by the parties hereto as follows:

        1.      DEFINITIONS AND CONSTRUCTION.

                1.1. The Term "TMD Group" means the group of corporations of which TMD is common parent and with which TMD files an affiliated consolidated federal income tax return, excluding Detection and subsidiaries of Detection that may exist now or in the future. For purposes of this Agreement, the TMD Group shall be treated as a single corporate entity. The TMD Group and Detection and its subsidiaries, respectively, are sometimes herein referred to collectively as the "Two Companies" or the "Companies." This Agreement anticipates that TMD will set aside and retain certain sums calculated as provided herein. All reference to TMD paying sums to itself pursuant to this Agreement shall be satisfied by TMD setting aside sums in respect of the obligations established under this Agreement.
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                1.2.    The paragraph titles used herein are for convenience of
reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words may be construed in the singular or the plural as the context requires.

        2.      TAX RETURNS.

                2.1. Federal Tax Returns. TMD as the common parent will prepare and file or cause to be prepared and filed federal and state income tax returns on a consolidated basis, for the TMD Group and Detection and its subsidiaries for all fiscal periods as to which a consolidated return is appropriate in accordance with the terms of this Agreement.

                2.2. STATE TAX RETURNS. TMD as the common parent will prepare and file or cause to be filed state income tax returns on a combined, consolidated, unitary, or other method that TMD believes will result in a lower overall tax liability to the Two Companies. Detection will reimburse TMD for its portion of the tax. Such reimbursement will be the tax Detection would have paid on a separate return basis, but only if it was required to file a return in that state.

        3. TIME OF PAYMENT OF FEDERAL OBLIGATIONS TO TMD. The obligations of the Companies for Federal income tax payments will be determined and paid as follows:

                (a) Not later than the 15th day after the end of the fourth, sixth, ninth and twelfth months of each consolidated taxable year of TMD, TMD will make a reasonable determination (consistent with the provisions of Section 6655 of the Code) of the separate federal income tax liability that each Company would be required to pay as estimated payments on a separate return basis for that period. Each Company shall pay to TMD the amount of such liability within ten days.

                (b) After the end of TMD's fourth accounting quarter and before the 15th day of the third month thereafter, each Company will promptly pay to TMD the entire amounts estimated to be due and payable under such Company's federal income tax return as if filed on a separate return basis, less all amounts previously paid with respect to that year pursuant to subparagraph
(a) of this Paragraph 3.

                (c) If upon the filing of the consolidated income tax return, a revised calculation is made in the manner set forth in subparagraph
(b) of this Paragraph 3, and it is determined that either Company has paid to TMD with respect to the consolidated taxable year an amount greater than that required by Paragraph 3(b), then that excess will be promptly paid by TMD to that Company.

        4. TAX OBLIGATIONS OF TMD. TMD will pay the consolidated tax liabilities of the Companies arising from filing a consolidated federal income tax return.

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        5.      PAYMENT OF FUNDS BY TMD. After the end of TMD's fourth quarter and before the 15th day of the third month thereafter, if in any year Detection incurs a loss, TMD shall pay to Detection a sum equal to the amount of benefit realized by TMD that is attributable to the loss incurred by Detection.

        6. CHANGES IN PRIOR YEAR'S TAX LIABILITIES. In the event that the consolidated tax liability or the separate tax liability referred to in Paragraphs 3 and 4 hereof for any year for which a consolidated tax return for the two Companies was filed is or would be increased or decreased by reason of filing an amended return or returns (including carry-back claims), or by reason of the examination of the returns by the Internal Revenue Service, the amounts due TMD for payment of taxes under Paragraph 3 hereof, and the amount to be paid to TMD for allocation to Detection under Paragraph 4 hereof for each such year will be recomputed by TMD to reflect the adjustments to taxable income and tax credits for the taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums will be paid by the Companies to TMD or paid by TMD to the Companies regardless of whether a member has become a Departing Member (as defined in Paragraph 8 hereof) subsequent to the taxable year of recomputation.

        7. NEW MEMBERS. The Companies agree that if, subsequent to the execution of this Agreement, TMD becomes the parent, as that term is used in
Section 1504 of the Code, of one or more subsidiary corporations, in addition to Detection, then each newly acquired subsidiary corporation may become a separate party to this Agreement by consenting in writing to be bound by its provisions, effective immediately upon its delivery to TMD, but the income, deductions and tax credits of the newly acquired subsidiary corporations will first be included in the consolidated federal income tax return as required by the Code.

        8.      DEPARTING MEMBERS.

                8.1. The term "Departing Member," as used herein, will mean a Company that is no longer permitted under the Code to be included in the consolidated federal income tax return.

                8.2. In applying this Agreement to a Departing Member for the final taxable year in which its income, deductions, and tax credits are required to be included in the consolidated federal income tax return: (i) the amount required to be paid by a Departing Member under the provisions of Paragraph 3 hereof and (ii) the amount that the Departing Member is entitled to receive under the provisions of Paragraph 4 hereof, will be determined by taking into account the income, deductions and tax credits of the Departing Member only for the fractional part of such year as the Departing Member was a member of the consolidated group and included in the consolidated federal income tax return.

                8.3. After the filing of the consolidated federal income tax return for the last taxable year that the Departing Member was included therein, the Departing Member will be informed of the amount of consolidated carry-overs as of the end of the taxable year or period

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which are attributable to the Departing Member, as provided by Treasury
Regulations Section 1.1502-79 or otherwise, including the agreement of the parties.

        9. DETERMINATION OF SUMS DUE FROM AND PAYABLE TO MEMBERS. TMD will determine the sums due from and payable to the Companies under the provisions of this Agreement (including the determination for purposes of Paragraph 6 hereof). The Companies agree to provide TMD with such information as may reasonably be necessary to make these determinations. Issues arising in the course of the determinations that are not expressly provided for in this Agreement will be resolved in an equitable manner.

        10. TAX CONTROVERSIES. If a consolidated federal income tax return for any taxable year during which this Agreement is in effect is examined by the Internal Revenue Service, the examination, as well as any other matters relating to that tax return, including any tax litigation, will be handled solely by TMD. Detection will cooperate with TMD and to this end will execute protests, petitions, and any other documents as TMD determines to be necessary or appropriate. The cost and expense of TMD's handling of a tax controversy, including legal and accounting fees, will be allocated to and paid by the Company to whom the tax controversy relates. If the tax controversy relates to both Companies, the cost and expense will be allocated between the Companies in the proportion that each Company's potential additional tax liability bears to the total potential additional tax liability of both Companies (determined in accordance with Paragraph 6 hereto and assuming that the tax controversy is resolved in favor of the Internal Revenue Service) for the taxable year on issue. If the tax controversy encompasses more than one taxable year, TMD will first allocate the cost and expense to each taxable year in the proportion that the potential additional tax liability for each taxable year bears to the total potential additional tax liability for the taxable years in issue.

        11. EFFECTIVE DATE. This Agreement shall be effective beginning as of the date of this Agreement, and will continue on a year-to-year basis thereafter with respect to Detection for so long as Detection is permitted to file a consolidated federal income tax return with TMD.

        12. STATE TAXES. The two Companies will jointly file any state tax return on a combined, consolidated, unitary, or other method that TMD determines results in a lower overall tax liability to the Two Companies. In the event that said state tax returns shall be filed, the provisions of sections 1 through 11 hereof shall apply, mutatis mutandis (the necessary changes being made) to the allocation, preparation, filing and payment related to such state taxes and tax returns.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

THERMEDICS INC.                                 THERMEDICS DETECTION INC.


By:     /s/ John W. Wood  Jr.                   By:     /s/ Jonathan W. Painter
Title:  President                                       Title:  Treasurer

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